Exhibit 99.1

Kinsale Capital Group Reports Second Quarter 2026 Results
Richmond, VA, July 23, 2026 - Kinsale Capital Group, Inc. (NYSE: KNSL) reported net income of $175.9 million, $7.72 per diluted share, for the second quarter of 2026 compared to $134.1 million, $5.76 per diluted share, for the second quarter of 2025. Net income was $288.4 million, $12.58 per diluted share, for the first half of 2026 compared to $223.3 million, $9.59 per diluted share, for the first half of 2025. Net income included after-tax catastrophe losses of $4.2 million in the second quarter of 2026 and $2.9 million in the second quarter of 2025. Net income included after-tax catastrophe losses of $5.5 million in the first half of 2026 and $20.8 million in the first half of 2025.
Net operating earnings(1) were $126.2 million, $5.54 per diluted share, for the second quarter of 2026 compared to $111.4 million, $4.78 per diluted share, for the second quarter of 2025. Net operating earnings(1) were $244.0 million, $10.64 per diluted share, for the first half of 2026 compared to $197.8 million, $8.49 per diluted share, for the first half of 2025.

	Three Months Ended June 30,
	2026	2025	% Change
Diluted earnings per share	$7.72	$5.76	34.0%
Diluted operating earnings per share(1)	$5.54	$4.78	15.9%

	Six Months Ended June 30,
	2026	2025	% Change
Diluted earnings per share	$12.58	$9.59	31.2%
Diluted operating earnings per share(1)	$10.64	$8.49	25.3%
Highlights for the quarter included:
•Gross written premiums decreased by 5.0% to $527.6 million, and net written premiums decreased by 1.4% to $452.5 million
•Net earned premiums increased by 8.9% to $417.6 million
•Net investment income increased by 19.9% to $55.7 million
•Underwriting income(2) was $105.4 million, resulting in a combined ratio(5) of 75.5%
•Annualized return on equity(6) was 28.9% for the six months ended June 30, 2026
•Annualized operating return on equity(7) was 24.4% for the six months ended June 30, 2026

"We delivered another quarter of exceptional financial results," said Chairman, President and Chief Executive Officer, Michael P. Kehoe. "Our business continues to generate consistent and growing underwriting profits and investment income. We are generating significant operating cash flows resulting in excess capital and are pleased to report an additional share repurchase authorization of $250 million. Our focus remains on delivering sustainable long-term value creation for stockholders as we execute our strategy of disciplined underwriting and technology-enabled low costs."

Results of Operations
Underwriting Results
Gross written premiums were $527.6 million for the second quarter of 2026 compared to $555.5 million for the second quarter of 2025, a decrease of 5.0%. Gross written premiums were $1,009.6 million for the first half of 2026 compared to $1,039.8 million for the first half of 2025, a decrease of 2.9%. The decrease in gross written premiums was primarily due to heightened competition in the Commercial Property Division where premiums declined 32.7% and 30.9% in the second quarter and first half of 2026, respectively. Excluding the Commercial Property Division, gross written premiums increased 3.7% for the second quarter of 2026 and 4.8% for the first half of 2026 compared to the prior-year periods, reflecting continued strong submission flow across most divisions and an increase in bound accounts offset in part by lower average premium per policy as a result of heightened competition.
Underwriting income(2) was $105.4 million, resulting in a combined ratio(5) of 75.5% for the second quarter of 2026, compared to $95.5 million and a combined ratio(5) of 75.8% for the second quarter of 2025. The increase in underwriting income(2) was largely due to growth in net earned premiums and higher favorable development of loss reserves from prior accident years offset in part by lower ceding commissions as a result of increased retention on the Company's reinsurance treaties. Loss(3) and expense(4) ratios were 53.8% and 21.7%, respectively, for the second quarter of 2026 compared to 55.1% and 20.7% for the second quarter of 2025.
Underwriting income(2) was $199.9 million, resulting in a combined ratio(5) of 76.4% for the first half of 2026 compared to $162.9 million and a combined ratio(5) of 78.8% for the first half of 2025. The increase in underwriting income(2) was largely due to growth in net earned premiums, lower catastrophe losses and higher favorable development of loss reserves from prior accident years. Loss(3) and expense(4) ratios were 55.0% and 21.4%, respectively, for the first half of 2026 compared to 58.5% and 20.3% for the first half of 2025. The loss ratio for the first half of 2025 included 3.4 points of net catastrophe losses, primarily related to the Palisades Fire.
The increase in the expense ratio for both the second quarter and first half of 2026 compared to the prior-year periods was primarily due to lower ceding commissions as a result of higher retention on the Company’s reinsurance treaties. The economic effect of lower ceding commissions was more than offset by the retention of incremental underwriting margin and higher investment income.

Summary of Operating Results
The Company’s operating results for the three and six months ended June 30, 2026 and 2025 are summarized as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands)
Gross written premiums	$527,608	$555,522	$1,009,626	$1,039,797
Ceded written premiums	(75,125)	(96,822)	(153,881)	(199,392)
Net written premiums	$452,483	$458,700	$855,745	$840,405

Net earned premiums	$417,597	$383,613	$824,456	$749,403
Fee income	11,941	10,796	22,936	20,355
Losses and loss adjustment expenses	230,922	217,359	466,041	450,335
Underwriting, acquisition and insurance expenses	93,171	81,597	181,405	156,509
Underwriting income(2)	$105,445	$95,453	$199,946	$162,914

Loss ratio(3)	53.8%	55.1%	55.0%	58.5%
Expense ratio(4)	21.7%	20.7%	21.4%	20.3%
Combined ratio(5)	75.5%	75.8%	76.4%	78.8%

Annualized return on equity(6)	35.2%	32.5%	28.9%	27.9%
Annualized operating return on equity(7)	25.2%	27.0%	24.4%	24.7%
(1)     Net operating earnings is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(2)    Underwriting income is a non-GAAP financial measure. See discussion of "Non-GAAP Financial Measures" below.
(3)    Loss ratio, expressed as a percentage, is the ratio of losses and loss adjustment expenses to the sum of net earned premiums and fee income.
(4)    Expense ratio, expressed as a percentage, is the ratio of underwriting, acquisition and insurance expenses to the sum of net earned premiums and fee income.
(5)    The combined ratio is the sum of the loss ratio and expense ratio as presented. Calculations of each component may not add due to rounding.
(6)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.
(7)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders’ equity during the period.

The following table summarizes losses incurred for the current accident year and the development of prior accident years for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30, 2026		Three Months Ended June 30, 2025
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$244,963	57.0%	$229,100	58.1%
Current accident year - catastrophe losses	5,353	1.3%	3,705	0.9%
Effect of prior accident year development	(19,394)	(4.5)%	(15,446)	(3.9)%
Total	$230,922	53.8%	$217,359	55.1%

	Six Months Ended June 30, 2026		Six Months Ended June 30, 2025
	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income	Losses and Loss Adjustment Expenses	% of Sum of Earned Premiums and Fee Income
Loss ratio:	($ in thousands)
Current accident year	$497,151	58.7%	$454,147	59.0%
Current accident year - catastrophe losses	6,989	0.8%	26,283	3.4%
Effect of prior accident year development	(38,099)	(4.5)%	(30,095)	(3.9)%
Total	$466,041	55.0%	$450,335	58.5%

Investment Results
Net investment income was $55.7 million in the second quarter of 2026 compared to $46.5 million in the second quarter of 2025, an increase of 19.9%. Net investment income was $111.2 million in the first half of 2026 compared to $90.3 million in the first half of 2025, an increase of 23.1%. These increases were driven by growth in the Company's investment portfolio generated largely from the investment of strong operating cash flows. The Company’s investment portfolio had an annualized gross investment return(8) of 4.5% and 4.3% for the first half of 2026 and 2025, respectively. Funds are generally invested conservatively in high-quality securities with an average credit quality of "AA-" and the weighted average duration of the fixed-maturity investment portfolio, including cash equivalents, was 4.3 years and 4.0 years at June 30, 2026 and December 31, 2025, respectively. Cash and invested assets totaled $5.5 billion at June 30, 2026 and $5.2 billion at December 31, 2025.
(8)    Gross investment return is investment income from fixed-maturity and equity securities (and short-term investments, if any), before any deductions for fees and expenses, expressed as a percentage of average beginning and ending book values of those investments during the period.
Capital Return to Stockholders
During the second quarter of 2026, the Company repurchased 321,055 shares of its common stock in the open market at an average price of $311.47 per share for a total cost of $100.0 million. In July 2026, the Company's Board of Directors approved an additional $250 million share repurchase authorization, bringing the remaining capacity to $337.5 million under the share repurchase program.
During the second quarter of 2026, the Company declared and paid a cash dividend of $0.25 per share of common stock for a total distribution of $5.7 million.

Other
The effective tax rates for the six months ended June 30, 2026 and June 30, 2025 were 19.8% and 20.4%, respectively. In the first half of 2026 and 2025, the effective tax rates were lower than the federal statutory rate of 21% primarily due to the tax benefits from stock-based compensation, including stock options exercised, and from tax-exempt investment income.
Stockholders' equity was $2.0 billion at both June 30, 2026 and December 31, 2025. Book value per share was $89.34 at June 30, 2026 compared to $84.66 at December 31, 2025. Annualized operating return on equity(7) was 24.4% for the first half of 2026, a decrease from 24.7% for the first half of 2025. The decrease was due primarily to higher average stockholders' equity offset in part by higher profitability compared to the prior-year period.
Non-GAAP Financial Measures
Net Operating Earnings
Net operating earnings is defined as net income excluding the effects of the change in the fair value of equity securities, after taxes, net realized investment gains and losses, after taxes, and change in allowance for credit losses on investments, after taxes. Management believes the exclusion of these items provides a useful comparison of the Company's underlying business performance from period to period. Net operating earnings and percentages or calculations using net operating earnings (e.g., diluted operating earnings per share and annualized operating return on equity) are non-GAAP financial measures. Net operating earnings should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define net operating earnings differently.

For the three and six months ended June 30, 2026 and 2025, net income and diluted earnings per share reconcile to net operating earnings and diluted operating earnings per share as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	($ in thousands, except per share data)
Net operating earnings:
Net income	$175,874	$134,121	$288,428	$223,348
Adjustments:
Change in the fair value of equity securities, before taxes	(56,196)	(28,621)	(47,840)	(31,659)
Income tax expense (1)	11,801	6,010	10,046	6,648
Change in fair value of equity securities, after taxes	(44,395)	(22,611)	(37,794)	(25,011)

Net realized investment gains, before taxes	(6,729)	(136)	(8,448)	(673)
Income tax expense (1)	1,413	29	1,774	141
Net realized investment gains, after taxes	(5,316)	(107)	(6,674)	(532)

Change in allowance for credit losses on investments, before taxes	—	(5)	27	15
Income tax (benefit) expense (1)	—	1	(6)	(3)
Change in allowance for credit losses on investments, after taxes	—	(4)	21	12
Net operating earnings	$126,163	$111,399	$243,981	$197,817

Diluted operating earnings per share:
Diluted earnings per share	$7.72	$5.76	$12.58	$9.59
Change in the fair value of equity securities, after taxes, per share	(1.95)	(0.97)	(1.65)	(1.07)
Net realized investment gains, after taxes, per share	(0.23)	—	(0.29)	(0.02)
Diluted operating earnings per share(2)	$5.54	$4.78	$10.64	$8.49

Operating return on equity:
Average equity(3)	$2,001,230	$1,652,774	$1,997,349	$1,603,067
Annualized return on equity(4)	35.2%	32.5%	28.9%	27.9%
Annualized operating return on equity(5)	25.2%	27.0%	24.4%	24.7%
(1)     Income taxes on adjustments to reconcile net income to net operating earnings use a 21% effective tax rate.
(2)     Diluted operating earnings per share may not add due to rounding.
(3)    Average equity is computed by adding the total stockholders' equity as of the date indicated to the prior quarter-end or year-end total, as applicable, and dividing by two.
(4)    Annualized return on equity is net income expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.
(5)    Annualized operating return on equity is net operating earnings expressed on an annualized basis as a percentage of average beginning and ending stockholders' equity during the period.

Underwriting Income
Underwriting income is defined as net income excluding net investment income, the change in the fair value of equity securities, net realized investment gains and losses, change in allowance for credit losses on investments, interest expense, other expenses, other income and income tax expense. The Company uses underwriting income as an internal performance measure in the management of its operations because the Company believes it gives management and users of the Company's financial information useful insight into the Company's results of operations and underlying business performance. Underwriting income should not be viewed as a substitute for net income calculated in accordance with GAAP, and other companies may define underwriting income differently.
For the three and six months ended June 30, 2026 and 2025, net income reconciles to underwriting income as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(in thousands)
Net income	$175,874	$134,121	$288,428	$223,348
Income tax expense	43,930	34,168	71,036	57,252
Income before income taxes	219,804	168,289	359,464	280,600
Net investment income	(55,740)	(46,473)	(111,163)	(90,292)
Change in the fair value of equity securities	(56,196)	(28,621)	(47,840)	(31,659)
Net realized investment gains	(6,729)	(136)	(8,448)	(673)
Change in allowance for credit losses on investments	—	(5)	27	15
Interest expense	3,323	2,557	6,490	5,095
Other expenses (6)	1,299	12	1,828	672
Other income	(316)	(170)	(412)	(844)
Underwriting income	$105,445	$95,453	$199,946	$162,914
(6)    Other expenses includes primarily corporate expenses not allocated to the Company's insurance operations.

Conference Call
Kinsale Capital Group will hold a conference call to discuss this press release on Friday, July 24, 2026 at 9:00 a.m. (Eastern Time). Members of the public may access the conference call by dialing (833) 461-5787, conference ID# 761838118, or via the Internet by going to www.kinsalecapitalgroup.com and clicking on the "Investor Relations" link. A replay of the call will be available on the website.

Forward-Looking Statements
This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In some cases, such forward-looking statements may be identified by terms such as "anticipates," "estimates," "expects," "intends," "plans," "predicts," "projects," "believes," "seeks," "outlook," "future," "will," "would," "should," "could," "may," "can have," "prospects" or similar words. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Although it is not possible to identify all of these risks and factors, they include, among others, the following: inadequate loss reserves to cover the Company's actual losses; inherent uncertainty of models resulting in actual losses that are materially different than the Company's estimates; adverse economic factors; a decline in the Company's financial strength rating; loss of one or more key executives; loss of a group of brokers that generate significant portions of the Company's business; failure of any of the loss limitations or exclusions the Company employs, or change in other claims or coverage issues; adverse performance of the Company's investment portfolio; adverse market conditions that affect its excess and surplus lines insurance operations; and other risks described in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this release and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

About Kinsale Capital Group, Inc.
Kinsale Capital Group, Inc. is a specialty insurance group headquartered in Richmond, Virginia, focusing on the excess and surplus lines market.
Contact
Kinsale Capital Group, Inc.
Bryan Petrucelli
Executive Vice President, Chief Financial Officer and Treasurer
804-289-1272
ir@kinsalecapitalgroup.com

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income and Comprehensive Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenues	(in thousands, except per share data)
Gross written premiums	$527,608	$555,522	$1,009,626	$1,039,797
Ceded written premiums	(75,125)	(96,822)	(153,881)	(199,392)
Net written premiums	452,483	458,700	855,745	840,405
Change in unearned premiums	(34,886)	(75,087)	(31,289)	(91,002)
Net earned premiums	417,597	383,613	824,456	749,403
Fee income	11,941	10,796	22,936	20,355
Net investment income	55,740	46,473	111,163	90,292
Change in the fair value of equity securities	56,196	28,621	47,840	31,659
Net realized investment gains	6,729	136	8,448	673
Change in allowance for credit losses on investments	—	5	(27)	(15)
Other income	316	170	412	844
Total revenues	548,519	469,814	1,015,228	893,211

Expenses
Losses and loss adjustment expenses	230,922	217,359	466,041	450,335
Underwriting, acquisition and insurance expenses	93,171	81,597	181,405	156,509
Interest expense	3,323	2,557	6,490	5,095
Other expenses	1,299	12	1,828	672
Total expenses	328,715	301,525	655,764	612,611
Income before income taxes	219,804	168,289	359,464	280,600
Total income tax expense	43,930	34,168	71,036	57,252
Net income	175,874	134,121	288,428	223,348

Other comprehensive income (loss)
Change in net unrealized losses on available-for-sale investments, net of taxes	(8,611)	14,453	(43,524)	40,835
Total comprehensive income	$167,263	$148,574	$244,904	$264,183

Earnings per share:
Basic	$7.73	$5.79	$12.61	$9.64
Diluted	$7.72	$5.76	$12.58	$9.59

Weighted-average shares outstanding:
Basic	22,758	23,175	22,867	23,172
Diluted	22,785	23,291	22,921	23,301

KINSALE CAPITAL GROUP, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets

	June 30, 2026	December 31, 2025
Assets	(in thousands)
Investments:
Fixed-maturity securities at fair value	$4,470,546	$4,341,450
Equity securities at fair value	773,118	626,399
Real estate investments, net	54,668	55,236
Short-term investments	—	3,864
Total investments	5,298,332	5,026,949

Cash and cash equivalents	210,511	163,361
Investment income due and accrued	33,486	30,971
Premiums receivable, net	148,047	124,593
Reinsurance recoverables, net	415,096	394,329
Ceded unearned premiums	44,398	44,506
Deferred policy acquisition costs, net of ceding commissions	124,743	118,737
Intangible assets	3,538	3,538
Deferred income tax asset, net	46,297	42,191
Other assets	104,382	94,386
Total assets	$6,428,830	$6,043,561

Liabilities & Stockholders' Equity
Liabilities:
Reserves for unpaid losses and loss adjustment expenses	$3,192,552	$2,890,870
Unearned premiums	891,575	860,394
Payable to reinsurers	32,437	34,385
Accounts payable and accrued expenses	36,526	66,301
Debt	224,535	224,397
Other liabilities	16,091	7,631
Total liabilities	4,393,716	4,083,978

Stockholders' equity	2,035,114	1,959,583
Total liabilities and stockholders' equity	$6,428,830	$6,043,561